Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

MARIJUANA COMPANY OF AMERICA, INC.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid
	Equity	Common Stock	Rule 457(c) and Rule 457(h)	2,500,000,000	(2)(5)	$0.00025(4)	$625,000	0.0000927	$57.94
Totals				2,500,000,000	(5)		$625,000		$57.94

(1)	Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of common shares being registered hereby shall be adjusted to include any additional common shares that may become issuable as a result of stock splits, stock dividends, recapitalizations or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding common shares in accordance with the provisions of the Marijuana Company of America, Inc. First Amended Equity Incentive Plan (the “Plan”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) (1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices for the common shares on the OTC Link platform on September 8, 2022.

(3)	Represents 2,500,000,000 common shares reserved for issuance under the Plan.